Exhibit 99.1

NEWS RELEASE

CONTACT:  Watson Pharmaceuticals, Inc.

Patty Eisenhaur

(951) 493-5611

FOR IMMEDIATE RELEASE

WATSON ANNOUNCES CEO SUCCESSION PLAN

 – Allen Chao, Ph.D., to Retire as CEO –

 – Paul Bisaro to Succeed Chao as President and Chief Executive Officer –

CORONA, Calif., August 2, 2007 – Watson Pharmaceuticals, Inc. (NYSE: WPI) announced today that Allen Chao, Ph.D., 61, its Chairman, President and Chief Executive Officer, will retire as President and Chief Executive Officer, effective September 4, 2007.  Dr. Chao will remain Chairman of the Board and, until the end of 2007, will assume the role of Executive Chairman.

Dr. Chao will be succeeded by Paul M. Bisaro, 46, currently President and Chief Operating Officer of Barr Pharmaceuticals, Inc., who has been named President and Chief Executive Officer of Watson, effective September 4, 2007.  Mr. Bisaro will report to the Board of Directors and will also be a member of the Board.

“I am very proud of what Watson has accomplished since my founding of the Company nearly 24 years ago,” began Dr. Chao.  “With approximately $2.5 billion in anticipated 2007 revenue and more than 5,500 employees worldwide, our business today offers over 150 generic products and we have over 70 Abbreviated New Drug Applications pending with FDA.  Our distribution division delivers solid, consistent cash flow, and our brand business, with an expanded pipeline of urology products, including two products in phase 3 clinical trials, shows great promise.”

“Over our many years of growth, I’ve worked with an outstanding leadership team in the Company to implement strategic initiatives aimed at expanding our product portfolios, both in our brand and generic businesses.  In addition, we continue to enhance our operating efficiencies, including our offshore expansion into India and China.  Today, we are well positioned to grow our business in the coming years,” continued Dr. Chao.

“I believe it is the right time for me to turn over the reins to a new leader.  Paul is the ideal person to lead Watson to its next level of achievement.  He is a highly respected industry veteran with a solid track record of success.  I have every confidence that Paul, together with our leadership team, will drive Watson to a thriving and successful future,” concluded Dr. Chao.

In his role as Executive Chairman, Dr. Chao will be responsible primarily for assisting the Company with its ongoing expansion activities in Asia and working with Mr. Bisaro to transition his day-to-day activities.

 “I am very pleased to be joining Watson as its President and Chief Executive Officer at this exciting time in the Company’s development,” commented Mr. Bisaro.  “Watson is an industry leader in specialty pharmaceuticals and is well positioned for continued growth.  Dr. Chao and the rest of the management team have built a very successful company.    I look forward to continuing that tradition of success by executing on the current strategies, as well as identifying new opportunities to further build value for Watson’s shareholders and employees.”

Mr. Bisaro has served as Barr Pharmaceuticals’ President and Chief Operating Officer since 1999.  Prior to holding this position, he was Senior Vice President, Strategic Business Development and General Counsel.

Prior to joining Barr in 1992 as General Counsel, Mr. Bisaro was associated with the law firm of Winston & Strawn, and a predecessor firm, Bishop, Cook, Purcell and Reynolds. Mr. Bisaro also served as a Senior Consultant with Arthur Andersen & Co.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Any statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the difficulty of predicting the timing and outcome of litigation; risks that resolution of patent infringement litigation through settlement could result in investigations or actions by private parties or government authorities; successful integration of strategic transactions, including the Company’s March 16, 2006 acquisition of Sekhsaria Chemicals, Ltd. and its November 3, 2006 acquisition of Andrx Corporation; the ability to timely resolve with FDA the pending Official Action Indicated status of the Davie, Florida manufacturing facility; the ability to timely and cost effectively integrate Watson and Andrx’s operations; the ability to recognize the anticipated synergies and benefits of strategic transactions, including the Andrx Acquisition; and other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2006.

# # #